 Exhibit 9.1

Consent of the Independent Registered Public Accounting Firm

Board of Directors
Credit Suisse Group AG

We consent to the incorporation by reference in the registration statement (No. 333-202913) on Form F-3 and in the registration statements (No. 333-101259 and No. 333-208152) on Form S-8 of Credit Suisse Group AG of our reports dated March 23, 2018 with respect to the consolidated balance sheets of Credit Suisse Group AG and its subsidiaries (the "Group") as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 20-F of the Group.

KPMG AG

Nicholas Edmonds
Licensed Audit Expert
Auditor in Charge

Anthony Anzevino
Global Lead Partner

Zurich, Switzerland
March 23, 2018

KPMG AG, Badenerstrasse 172, PO Box, CH-8036 Zurich

KPMG AG is a subsidiary of KPMG Holding AG, which is a member of the KPMG network of independent firms affiliated with KPMG International Cooperative ("KPMG International"), a Swiss legal entity. All rights reserved.